EXHIBIT 15.3

Consent of Donald J. Birak

I, Donald J. Birak, have reviewed and approved of the scientific and technical information contained in the Annual Report on Form 20-F (the “Annual Report”) for Patagonia Gold Corp. (the “Company”) for the year ended December 31, 2021. I hereby consent to such approval statement and to the reference to my name in the Company’s Annual Report.

/s/ “Donald J. Birak”
Donald J. Birak,
Registered Member – SME
Fellow - AusIMM
Dated: May 2, 2022